Business Registration Certificate

Company Name:	Zhejiang Chisen Electric Company Limited (Formerly Known as Changxing Chisen Electric Co., Ltd)
Address	Changxing Economic Development Zone, No. 1188 Taihu Road.
Legal representative	Xu Kecheng
Registered Capital	RMB 120,000,000
Paid-in Capital	RMB 120,000,000
Company type	Limited Liabilities
Scope of operation
Battery manufacturing (involving hazardous chemicals limited branch operations), development of energy technology, electric bicycle accessories, production of lighting electrical appliances, subcontracting, sales of company self-manufacture products. (involving special approval or operating under permission, post-approval operating under permission, does not involve <Catalogue for the Guidance of Foreign Investment Industries> restricted categories , prohibited items)

Shareholder (Founder )	Fast More Limited
Period of operation	Feb 25, 2002 – Feb 24, 2022
Date of establishment	Feb 25, 2002
Annual inspection on 30 June
Registration Institution	Huzhou Administration for Industry & Commerce
November 25, 2010